Exhibit 99.1

AdaptHealth Announces Stephen Griggs Will Step Down as CEO at the End of Second Quarter

Board Has Initiated a Search for a Successor

Plymouth Meeting, PA – May 9, 2023 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centered, healthcare-at-home solutions, including home medical equipment, medical supplies and related services, announced today that Stephen Griggs will step down as Chief Executive Officer by mutual agreement with the Board of Directors, effective June 30, 2023.

The Board is working with a leading executive search firm to identify a new CEO and is considering several qualified candidates. Richard Barasch, Chairman of the Board, will serve as interim CEO if a successor to Mr. Griggs is not appointed by the time of his departure. Mr. Griggs will not seek re-election to the Board at the Company’s forthcoming annual meeting in June.

Mr. Griggs joined AdaptHealth in 2021 following its acquisition of AeroCare Holdings, Inc., which he founded in 2000 and led as President and CEO until the acquisition. Under his leadership, AdaptHealth added key vendors, launched cross-selling initiatives, integrated its cloud-based workstreams and pioneered e-prescribe, e-ordering and e-delivery services.

Mr. Barasch said, “On behalf of the Board, I thank Steve for the critical leadership role he has played at AdaptHealth to help build a market-leading provider of sleep, diabetes, respiratory and other health care solutions. As CEO, he has led the Company through the successful integration of AdaptHealth and AeroCare, overseen more than two dozen acquisitions and helped us navigate the challenges of the COVID-19 pandemic, the CPAP shortage resulting from the Philips recall and other market headwinds. Steve leaves AdaptHealth in sound financial condition and much improved operational shape, and we are committed to finding a highly qualified candidate to capitalize on the strategic opportunities that will power the next stage of the Company’s growth.”

Mr. Griggs said, “I am proud to have worked with the most talented individuals in the industry to deliver on our vision of transforming the health care experience for patients by helping to keep them healthy at home. Now is the right time for a new leader to build on our strong foundation of cost-effective, scalable technology and established, trusted patient relationships. I look forward to working with Richard, the Board and our leadership team to ensure an effective transition.”

AdaptHealth also reported its first quarter 2023 earnings today. The Company looks forward to hosting a teleconference at 8:30 a.m. ET to discuss its results and business activities, including the leadership transition, with analysts and investors.

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment (HME), medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) HME to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 3.9 million patients annually in all 50 states through its network of approximately 725 locations in 47 states.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

Jason.clemens@adapthealth.com